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                              COMMAND TAX-FREE FUND
                            ADMINISTRATION AGREEMENT

            ADMINISTRATION AGREEMENT, made as of this _______ day of _____, 1987 between COMMAND TAX-FREE, a Massachusetts business trust (the "Fund"), and PRUDENTIAL MUTUAL FUND MANAGEMENT, INC., a Delaware corporation (the "Administrator").

                              W I T N E S S E T H:

            WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Fund has been organized for the purpose of investing its assets in securities and other investments and has retained an investment adviser for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of its day to day business affairs, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth:

            NOW, THEREFORE, the parties agree as follows:

            1. The Fund hereby appoints the Administrator to administer its business affairs, subject to the overall supervision of the Trustees of the Fund for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

            2. Subject to the supervision of the Trustees of the Fund, the Administrator shall administer the Fund's business affairs and, in connection therewith, shall furnish the Fund with office facilities and with ordinary clerical, bookkeeping and recordkeeping services at such facilities; shall be responsible for the financial and accounting records required to be maintained by the Fund (including those being maintained by the Fund's custodian) other than those being maintained by the Fund's investment adviser; and shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any such directors, officers or employees of the Administrator.

                        In connection with the services rendered by the
            Administrator under this Agreement, the Administrator will bear all of the following expenses:

                  (a) the salaries and expenses of all personnel of the Fund and the Administrator, except the fees and expenses of Trustees who are not affiliated persons of the Administrator or the Fund's investment adviser, and
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                  (b) all expenses incurred by the Administrator or by the Fund in connection with administering the ordinary course of the Fund's business other than those assumed by the Fund herein.

            The Fund assumes and will pay the expenses described below:

                  (a) the fees and expenses of the investment adviser or
            expenses otherwise incurred by the Fund in connection with the management of the investment and reinvestment of the Fund's assets,

                  (b) the fees and expenses of Trustees who are not affiliated persons of the Administrator or the Fund's investment adviser,

                  (c) the fees and expenses of the custodian which relate to (i)
            the custodial function and the recordkeeping connected therewith,
            (ii) the maintenance of the required accounting records of the Fund not being maintained by the Administrator, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Fund, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund's shares,

                  (d) the fees and expenses of the Fund's transfer and dividend disbursing agent, which may be the custodian, which relate to the maintenance of each shareholder account,

                  (e) the charges and expense of legal counsel and independent accountants for the Fund,

                  (f) brokers' commissions and any issue or transfer taxes
            chargeable to the Fund in connection with its securities transactions,

                  (g) all taxes and corporate fees payable by the Fund to
            federal, state or other governmental agencies,

                  (h) the fees of any trade association of which the Fund may be a member,

                  (i) the cost of certificates, if any, representing, and
            non-negotiable share deposit receipts evidencing, shares of the Fund,

                  (j) the cost of fidelity and errors and omissions insurance,


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                  (k) the fees and expenses involved in registering and
            maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Fund's registration statements, prospectuses and statements of additional information for filing under federal and state securities laws for such purposes,

                  (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders,

                  (m) litigation and indemnification expenses and other
            extraordinary expenses not incurred in the ordinary course of the Fund's business, and

                  (n) any expenses assumed by the Fund pursuant to a Plan of
            Distribution adopted in conformity with Rule 12b-1 under the 1940
            Act.

                  3. As full compensation for the services performed and the facilities furnished by the Administrator, the Fund shall pay the Administrator a fee at the annual rate of .25% of 1% of the first $500,000,000, .225 of 1% of the next $500,000,000 and .20 of 1% of the excess over $1,000,000,000 of the average daily net assets of the Fund. This fee will be computed daily and paid monthly.

                        In the event the expenses of the Fund for any fiscal
            year (including the fees payable to the Administrator and the Fund's investment adviser, if any, but excluding interest, taxes, brokerage commissions, distribution fees and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdictions in which shares of the Fund are then qualified for offers and sales, the compensation payable to the Administrator will be reduced by 80% of the amount of such excess. If such expenses exceed such limitation after giving effect to the reduction of the fees payable to the Administrator and the Fund's investment adviser to zero, the Administrator will pay to the Fund the amount of such expenses which exceed such limitation. Any reduction in the fee payable or any payment by the Administrator to the Fund shall be made monthly. Any such reductions or payments are subject to readjustment during the Fund's fiscal year.

                  4. The Administrator assumes no responsibility under this
            Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.


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                  5. The Administrator shall not be liable for any error of
            judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually by the Trustees of the Fund; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities (ad defined in the 1940 Act) of the Fund, or by the Administrator at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall be automatically terminated in the event of its assignment (as defined in the 1940 Act).

                  7. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

                  8. During the term of this Agreement, the Fund agrees to
            furnish the Administrator at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials which refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

                  9. This agreement may be amended by mutual written consent.

                  10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at One Seaport Plaza, New York, New York 10292,
            Attention: Secretary; or (b) to the Fund at One Seaport Plaza, New York, New York 10292, Attention: President.


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                  11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

                  12. This Agreement shall be governed by and construed in
            accordance with the laws of the State of New York.

                  13. The name "Command Tax-Free Fund" is the designation of the
            Trustees under a Declaration of Trust dated _______, 1987, as amended from time to time, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

                  14. All references to actions of or by Trustees herein shall require action by the Trustees acting as a board or formally constituted group and not individually.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        COMMAND TAX-FREE FUND


                                        By: /s/ [ILLEGIBLE]
                                           -------------------------
                                                President

                                        PRUDENTIAL MUTUAL FUND
                                           MANAGEMENT, INC.


                                        By: /s/ [ILLEGIBLE]
                                           -------------------------
                                           Exec. Vice President


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